Exhibit 99

Two Colinas Crossing
NEWS RELEASE	11511 Luna Road, Dallas, Texas 75234 Tel 214.956.4511• Fax 214.956.4239
Contact: John Feray
Senior Vice President of Finance
Chief Accounting Officer

FOR IMMEDIATE RELEASE

HAGGAR CORP. LOWERS GUIDANCE FOR THE FIRST QUARTER

AND TOTAL YEAR OUTLOOK FOR SALES AND

NET PROFIT FOR FISCAL YEAR 2005

Dallas, Texas (February 1, 2005) — Haggar Corp. (NASDAQ-HGGR) announced today that it expects sales in the first quarter of fiscal 2005, which ended December 31, 2004, to be approximately $100.5 million, which is below the previous guidance of $102 to $107 million provided on November 3, 2004.  Last year the Company reported sales of $107.7 million in the first quarter.

The net loss in the first quarter is expected to be approximately $3.3 million, or a loss of $0.45 per diluted share, which is greater than the November 3 guidance of a loss of $1.5 to $1.9 million, or a loss of $0.21 to $0.26 per diluted share.  The projected first quarter loss includes an increase in selling, general and administrative expenses for a wrongful termination lawsuit against the Company of $1.7 million pre-tax, or $0.15 per diluted share.  Last year, the Company reported net earnings of $1.2 million and earnings per diluted share of $0.18 in the first quarter.

According to J.M. Haggar, III, Chairman and Chief Executive Officer, “The late Fall and Holiday 2004 selling season at retail did not meet our customers’ expectations, and our latest product innovation, ForeverNew™, which we offered at premium price points, did not perform as well as expected in the current retail environment.  Some of our significant customers took aggressive Holiday markdowns and reduced Spring and Fall 2005 orders on ForeverNew products.  The drop in sales and increased loss from our earlier guidance occurred primarily because the Company had to provide significantly more markdown assistance than planned.”  Haggar added, “On the other hand, our Comfort Equipped™ products remain best sellers at retail.”

The Company now expects sales for the year to be approximately $447 to $463 million, versus its earlier forecast of $475 million to $493 million.  Last year, Haggar reported sales of $487.9 million.

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Net earnings for fiscal year 2005 are now estimated to be in the range of $5.5 million to $7.0 million, or $0.81 to $1.01 per diluted share, compared to its earlier guidance of $10.0 million to $11.5 million, or $1.39 to $1.59 per diluted share.  Last year the Company reported net earnings of $9.4 million, or $1.34 per diluted share.

The Company intends to issue its first quarter earnings announcement and updated quarterly earnings guidance for 2005 after the market closes on February 9, 2005.  A conference call to discuss the first quarter results is scheduled for 8:00 a.m., CST, on February 10, 2005.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, Texas.  Haggar markets in the United States, United Kingdom, Canada, Mexico, and Indonesia.  Haggar also holds exclusive licenses to use the Claiborne® trademark in the United States to manufacture, market, and sell men’s shorts and pants and to use the Kenneth Cole New York® and Kenneth Cole Reaction® trademarks throughout the United States to manufacture, distribute and sell men’s tailored dress pants and men’s classification dress and casual pants and shorts in men’s classification pant departments.  For more information visit the Haggar website at http://www.haggar.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company’s business, labor relations, governmental regulations, unexpected judicial decisions, and inflation.  In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year.  Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any changes in events, conditions, circumstances or assumptions underlying such statements.